UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2008 (June 12, 2008)

GASTAR EXPLORATION LTD.
(Exact Name of Registrant as Specified in Its Charter)

ALBERTA, CANADA	001-32714	98-0570897
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 LAMAR STREET, SUITE 1080
HOUSTON, TEXAS 77010
(Address of principal executive offices)

(713) 739-1800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01     Entry into a Material Definitive Agreement

GeoStar Settlement Agreements

On June 12, 2008, Gastar Exploration Ltd. (“Gastar”) entered into a settlement agreement of all outstanding disputes and litigation with GeoStar Corporation (“GeoStar”).  Pursuant to the settlement agreement, Gastar and GeoStar entered into a Final Settlement Agreement and Comprehensive General Release ( the “Settlement Agreement”). The Settlement Agreement resolve, among other matters, claims related to ownership interests in Gastar’s East Texas natural gas exploration properties. GeoStar had claimed that it was entitled to 1.7 billion new Gastar common shares under “look back” provisions of purchase and sale agreements covering East Texas properties that Gastar previously acquired from GeoStar.

The Settlement Agreement provided for the cash payment by Gastar of approximately $25.7 million plus the issuance to GeoStar of a warrant to purchase 10 million of Gastar’s common shares.  In addition, GeoStar is assigning to Gastar all of GeoStar’s natural gas and oil interests in West Virginia and Pennsylvania, while Gastar is acknowledging GeoStar’s clear title in an exploration license (EL4416) and assigned its interest to GeoStar’s Australian subsidiary in an exploration license application (EL4968) in the Gippsland Basin of Victoria, Australia. Gastar is retaining its 35% working interest in the 2.0 million gross acre PEL 238 license in New South Wales, Australia, which is being developed for coal bed methane.  The cash settlement was funded out of existing cash balances.

Gastar also agreed to offer a right to farm-in Gastar’s interest in two to four well locations in the East Hilltop area of East Texas that are not included in Gastar’s future Bossier or Knowles drilling plans. In addition, Gastar will surrender or release claims to GeoStar on approximately 500 acres that were in dispute in East Texas, subject to a pre-existing obligation to offer a portion of that acreage to another property owner.  Depending on the amount of that acreage acquired by the other property owner, Gastar may be obligated to make additional payments to GeoStar of up to $2.03 million (net of payments from the acquirer). Certain other corrective lease assignments and releases are being made between the parties. The parties have mutually agreed to release all claims against each other, their affiliates and current and past officers and directors.

A description of the warrant issued to GeoStar is described in this report under Item 3.02, which description is incorporated in this Item 1.01 by reference.

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02     Unregistered Sales of Equity Securities

Pursuant to the Settlement Agreement described in Item 1.01 of this report, on June 12, 2008, Gastar issued to GeoStar a warrant certificate (the “Warrant”) to purchase 10 million of Gastar’s common shares as partial consideration for a global settlement of various claims between Gastar and GeoStar, which have been the subject of litigation. The Warrant is exercisable, on a cash basis, for $2.75 per common share in the event that on or before June 11, 2011, Gastar sells all or substantially all of its natural gas and oil interests located in Leon and Robertson Counties in East Texas for net proceeds of more than $500 million. A sale of all or substantially all of the East Texas properties prior to June 11, 2011 for $500 million or less will terminate the warrant. If Gastar does not sell all or substantially all of these properties by June 11, 2011, the warrant will be exercisable for a six month period commencing on that date at $3.00 per common share. Gastar is not obligated to sell any of its East Texas properties nor is it presently pursuing any sale of its East Texas assets.

The Warrant was issued in reliance on the private sale exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

SECTION 7 – REGULATION FD

Item 7.01     Regulation FD Disclosure

On June 12, 2008, Gastar reported the settlement of disputes and litigation with GeoStar and the issuance of a warrant to GeoStar to purchase 10 million of Gastar’s common shares.  This press release is attached as Exhibit 99.1 and is being furnished solely pursuant to Item 7.01 of this report.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01     Financial Statements and Exhibits

(d)      Exhibits

Exhibit No.	Description of Document

4.1	Warrant dated June 11, 2008, entitling GeoStar Corporation to acquire, subject to adjustments, 10,000,000 Gastar Exploration Ltd. common shares.

10.1	Settlement Agreement and Comprehensive General Release dated June 11, 2008 for the resolution of disputes between GeoStar Corporation and Gastar Exploration Ltd.

99.1	Press release dated June 12, 2008 reporting the settlement of disputes between GeoStar Corporation and Gastar Exploration Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GASTAR EXPLORATION LTD.

Date:	June 13, 2008	By:	/s/ J. RUSSELL PORTER
J. Russell Porter
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Warrant dated June 11, 2008, entitling GeoStar Corporation to acquire, subject to adjustments, 10,000,000 Gastar Exploration Ltd. common shares.

10.1	Settlement Agreement and Comprehensive General Release dated June 11, 2008 for the resolution of disputes between GeoStar Corporation and Gastar Exploration Ltd.

99.1	Press release dated June 12, 2008 reporting the settlement of disputes between GeoStar Corporation and Gastar Exploration Ltd.